Exhibit 99.1

Canterbury Park Holding Corporation Reports Financial Results for the Second Quarter and First Six Months of 2014

SHAKOPEE, Minn.--(BUSINESS WIRE)--August 13, 2014--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced results for the second quarter and six months ended June 30, 2014.

Canterbury Park Holding Corporation (the “Company”) reported net income of $442,934 on net revenues of $13,784,714 for the three months ended June 30, 2014, compared to net income of $193,248 on net revenues of $13,280,950 for the same period in 2013. For the six months ended June 30, 2014, net income was $848,941 on net revenues of $23,159,168, compared to net income of $484,329 on net revenues of $22,425,518 for the same period in 2013. Diluted income per share for the second quarter of 2014 was $.11 compared to $.05 for the same period in 2013. Diluted income per share for the six month period ended June 30, 2014 was $.20 compared to diluted income per share of $.12 for the six month period ended June 30, 2013.

The 3.8% increase in net revenues in the 2014 second quarter compared to the same period in 2013 reflects the following results:

  Pari-mutuel revenues decreased $415,512 from $3,691,728 in the 2013 second quarter to $3,276,216 in the 2014 second quarter, or 11.3%. However, almost all of this decrease reflects the effect of a one-time change in accounting estimate in 2013 that added $412,000 to our 2013 second quarter pari-mutuel revenues related to unredeemed pari-mutuel tickets.
  Card Casino revenues increased 6.1% from $6,536,394 in the 2013 second quarter to $6,932,066 in the 2014 second quarter, primarily due to the variety of new table games offered.
  Concessions revenue increased 8.7%, from $1,931,573 in the 2013 second quarter to $2,099,973 in the 2014 second quarter, primarily as a result of price increases and higher special event attendance which generated more concessions sales.

For the six months ended June 30, 2014, our 3.3% increase in net revenues compared to the same period in 2013 is primarily attributable to increases in Card Casino and Concessions revenues of 3.7% and 10.4%, respectively, offset by an 8.8% decrease in Pari-mutuel revenues.

The Company generated EBITDA of $2,479,968 in the first six months of 2014, an increase of $748,736 or 43%, from the same period a year ago.

Operating expenses increased $84,206, or .7%, and $126,889, or .6%, in, respectively, the second quarter and six month periods ended June 30, 2014. These slight increases are primarily due to increased utility costs and professional fees related to special events initiatives, partially offset by a reduction in salaries and benefits expense.

Further detail regarding our results for the second quarter and first six months of 2014 is presented in the accompanying table, and additional information regarding the Company’s financial results will be presented in the Company’s Form 10-Q Report that will be filed on August 14, 2014 with the Securities and Exchange Commission.

Randy Sampson, Canterbury Park’s President and CEO commented: “We are pleased with the revenue increases in our Card Casino and Concession operations for the second quarter and six months ended June 30, 2014. We are also encouraged that we were able to post these increases even though our operations were adversely affected by one of the coldest winters on record and unusually rainy weather at the beginning of our live racing season. In addition to the revenue increases, we were successful at reducing labor expense and holding our operating expenses to only minimal year over year increases.

Mr. Sampson added: “We are optimistic about the Company’s prospects for the remainder of 2014. We are offering excellent live horse racing programs due in large measure to our Cooperative Marketing Agreement with the Shakopee Mdewakanton Sioux Community, and anticipate a strong finish to our live race meet. We are also looking forward to the opening of our new Expo and Events Center in September. We believe this multi-use facility will allow us to bring a wide variety of new events to Canterbury Park, substantially increase our special events revenues and bring new customers to our facility that we can introduce to our primary entertainment options, the Card Casino and horse racing.”

Use of Non-GAAP Financial Measures:
To supplement our financial statements, we also provide investors with EBITDA (defined below), which is a non-GAAP measure. EBITDA represents earnings before interest income, income tax expense, and depreciation and amortization. EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), and should not be considered an alternative to, or more meaningful than, net income as an indicator of our operating performance, or cash flows from operating activities as a measure of liquidity. EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do.

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack and Card Casino, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 69-day 2014 live race meet began on May 16th and ends September 13th. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:
From time to time, in press releases and in other communications to shareholders or the investing public, the Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions. These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Operating Revenues, (net)	$13,784,714	$13,280,950	$23,159,168	$22,425,518

Operating Expenses	$13,032,832	$12,948,626	$21,714,455	$21,587,566

Non-Operating Income, (net)	$712	$571	$1,349	$1,672

Income before Income Taxes	$752,594	$332,895	$1,446,062	$839,624

Income Tax Expense	($309,660)	($139,647)	($597,121)	($355,295)

Net Income	$442,934	$193,248	$848,941	$484,329

Basic Net Income Per Common Share	$0.11	$0.05	$0.20	$0.12

Diluted Net Income Per Common Share	$0.11	$0.05	$0.20	$0.12

RECONCILIATION OF NET INCOME TO EBITDA

	Six Months	Six Months
	Ended	Ended
	June 30, 2014	June 30, 2013

Net income	$848,941	$484,329

Interest income	(1,349)	(1,672)

Income tax expense	597,121	355,295

Depreciation	1,035,255	893,280

EBITDA	$2,479,968	$1,731,232

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223